                                                                   Exhibit 10.38

                             AMKOR TECHNOLOGY, INC.

                   RETIREMENT SEPARATION AGREEMENT AND RELEASE

     This Retirement Separation Agreement and Release ("Agreement") is made by and between Amkor Technology, Inc. (the "Company"), and John N. Boruch ("Executive").

     WHEREAS, Executive is employed by the Company and serves on its Board of Directors and now wishes to retire;

     WHEREAS, the Company and Executive have entered into the stock option agreements listed on Exhibit A;

     NOW THEREFORE, the Company and Executive (collectively referred to as "the Parties") hereby agree as follows:

     1. Termination. As a result of Executive's decision to retire, Executive's employment from the Company will terminate effective as of December 30, 2005 and Executive agrees to resign, effective as of the Effective Date (as such term is defined in Section 22), all positions with the Company, including any directorship of the Company or any of its affiliates or subsidiaries.

     2. Consideration. In exchange for the Executive's covenants set forth in this Agreement and contingent upon the Executive signing and not revoking the release contained in Sections 4 and 5 the Company agrees to provide Executive with the following:

          (a) Severance Pay. The Company agrees to pay Executive, on or before January 31, 2006, one million, eight hundred and twenty-three thousand dollars ($1,823,000), less applicable withholding in accordance with the Company's payroll practices.

          (b) Stock Options. As of December 31, 2005, each of the Stock Options will be amended to provide that it is fully vested, to the extent that it was not previously fully vested, and each option will be modified to provide that it will remain exercisable until December 31, 2008 (subject to the following). If the Term/Expiration date (as such term is used in the applicable stock option agreement) of a Stock Option occurs prior to December 31, 2008, then such Stock Option shall expire no later than the applicable Term/Expiration date. Executive specifically acknowledges that he has discussed the potential tax consequences of these modifications with his personal tax advisors and he agrees to bear any tax liability related to such modifications.

          (c) Subsidized COBRA. If Executive timely elects to continue his health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), the Company will reimburse Executive for all COBRA premiums for eighteen (18) months unless COBRA coverage earlier terminates.

          (d) Transfer of Automobile. By January 31, 2005, the Company will transfer the ownership of the 2004 Lexus Lx 470 (VIN JTHT00WD43544465) to Executive. Executive will bear all responsibility for taxes and liability related to the transfer and to the automobile after the date of transfer.

     3. Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive, other than those accrued amounts that will be paid during the final paycheck paid to Executive for the period ending December 30, 2005.

     4. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns (collectively, the "Releasees"), from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

          (a) any and all claims relating to or arising out of Executive's employment relationship with the Company and the termination of that relationship;

          (b) any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

          (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; fraud; fraudulent inducement; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; workers' compensation and disability benefits;

          (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Arizona Civil Rights Act; and any other state or local anti-discrimination laws;


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

          (e) any and all claims for violation of the federal, or any state, constitution;

          (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

          (g) any and all claims for attorneys' fees and costs.

     Executive acknowledges and agrees that any breach by him of this paragraph or of his obligations under paragraphs 8, 9, 10, 11, or 12 hereof shall constitute a material breach of this Agreement, and shall entitle the Company immediately to cease paying COBRA premium reimbursements pursuant to Section 2(c) and the stock option modifications provided in Section 2(b) shall be null and void and such stock options shall immediately expire. Further, Executive acknowledges and agrees that any breach by him of this paragraph or of his obligations under paragraphs 8, 9, 10, 11, or 12 hereof shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover any other consideration provided to Executive by this Agreement, except as prohibited by law. Except as prohibited by law, Executive shall also be responsible to the Company for all costs, attorneys' fees and any and all damages incurred by the Company in: (a) enforcing his obligations under this paragraph, paragraphs 8, 9, 10, 11, or 12, including the bringing of any action to recover the consideration, and (b) defending against a claim brought or pursued by Executive in violation of the terms of this Agreement.

     5. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that

          (a) he should consult with an attorney prior to executing this Agreement;

          (b) he has up to twenty-one (21) days within which to consider this Agreement;

          (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement;

          (d) this Agreement shall not be effective until the revocation period has expired; and,

     nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to Ken Joyce at Amkor Technology at 1900 South Price Road, Chandler, Arizona 85248, by close of business on the seventh day from the date that Executive signs this Agreement.

     6. Unknown Claims. Executive represents that he is not aware of any claim other than the claims that are released by this Agreement. Executive acknowledges that he has been advised by legal counsel and is familiar with the principle that a general release does not extend to claims which the releasor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the Releasees. Executive, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

     7. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

     8. Trade Secrets and Confidential Information/Company Property. Executive agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity, any trade secrets, proprietary or confidential information of the Company. Executive represents that he has not to date misused or disclosed any of the Company's trade secrets, proprietary and confidential information, to any unauthorized parties. Executive's signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive as a result of his employment with the Company, or otherwise belonging to the Company.

     9. Non-Competition and Non-Solicitation.

          (a) Until the Noncompetition and Nonsolicitation End Date (as defined in Section 9(b)(i), Executive agrees not to enter into an employment or consulting relationship with any Prohibited Entity, as defined in Section 9(b)(ii). Executive specifically acknowledges and agrees that the provisions of this Section 9 are no broader than necessary to protect the Company's legitimate business interests and that Executive's knowledge of the Company's business make the prospect of his entering into business with a competitor of the Company uniquely harmful to the Company. Executive further acknowledges that the cash severance payments made pursuant to Section 2(a) are not required by the terms of any existing agreement and are being made by the Company in exchange for the non-competition and non-solicitation covenants contained in this Section 9.

          (b) Definitions:

               (i) Noncompetition and Nonsolicitation End Date shall mean:

                    (1)  December 31, 2008;

                    (2) If a court determines that the definition in Section 9(b)(i)(1) makes the covenant in Section 9(a) too broad to be enforceable, then Noncompetition and Nonsolicitation End Date shall mean December 31, 2007;


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

                    (3) If a court determines that the definitions in Section 9(b)(i)(1) and (9)(b)(i)(2) each make the covenant in Section 9(a) too broad to be enforceable, then Noncompetition and Nonsolicitation End Date shall mean December 31, 2006.

               (ii) Prohibited Entity shall mean the most expansive of the following definitions:

                    (1) Any company that is engaged in outsourced contract semiconductor assembly and test services throughout the world. Executive specifically acknowledges and agrees that the scope of the Company's business is worldwide and that therefore this definition of Prohibited Entity is appropriate;

                    (2) If a court determines that the definition in Section 9(b)(ii)(1) makes the covenant in Section 9(a) too broad to be enforceable, then Prohibited Entity shall mean any company engaged in contract semiconductor assembly and test services in the United States. Executive specifically acknowledges and agrees that the scope of the Company's business is throughout the United States and that therefore this definition of Prohibited Entity is appropriate.

                    (3) If a court determines that the definitions in Sections 9(b)(ii)(1) and 9(b)(ii)(2) each make the covenant in Section 9(a) too broad to be enforceable, then Prohibited Entity shall mean any of the following companies, each of which Executive specifically acknowledges and agrees is a direct competitor of the Company:

                         a)   Advanced Semiconductor Engineering, Inc.,

                         b)   ASE Test Limited,

                         c)   ASAT Ltd.,

                         d)   STATS ChipPAC Ltd., and

                         e)   Siliconware Precision Industries Co., Ltd.

          (c) Until the Noncompetition and Nonsolicitation End Date, Executive separately agrees not to solicit any employees of the Company to leave the employment of the Company or to solicit business from or enter into a consulting or employment relationship with any key customer of the Company, including but not limited to:

                    (1)  Toshiba

                    (2)  Intel

                    (3)  Samsung

                    (4)  IBM

                    (5)  Altera


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

                    (6)  Sony

                    (7)  Texas Instruments,

                    (8)  Agilent Technologies,

                    (9)  Freescale Semiconductor, and

                    (10) LSI Logic

     10. Confidentiality of Settlement Information. Until this Agreement is publicly filed with the U.S. Securities and Exchange Commission, Executive agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Executive agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Executive agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

     11. Good Conduct. Executive agrees he will not act in any manner that might damage the business of the Company. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Executive agrees to cooperate in providing assistance and information to the Company as reasonably requested in the future and the Company agrees that it shall pay Executive at rate of $2,500 per day in exchange for such cooperation.

     12. Non-Disparagement. Executive agrees to refrain from any defamation, libel or slander of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortuous interference with the contracts and relationships of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

     13. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.

     14. Costs. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.


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

     15. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Maricopa County, Arizona before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys' fees and costs. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive's obligations under this Agreement and the agreements incorporated herein by reference.

     16. Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

     17. No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

     18. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     19. Entire Agreement. This Agreement and the Stock Options represent the entire agreement and understanding between the Company and Executive concerning Executive's retirement from the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's relationship with the Company and his compensation by the Company.

     20. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chief Executive Officer of the Company.

     21. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Arizona.

     22. Effective Date. This Agreement is effective eight days after it has been signed by both Parties, provided that it is not revoked by Executive during period between signing and the Effective Date.

     23. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.


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

     24. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. Each Party acknowledges that:

          (a)  He has read this Agreement;

          (b) He has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or that he has voluntarily declined to seek such counsel;

          (c) He understands the terms and consequences of this Agreement and of the releases it contains;

          (d) He is fully aware of the legal and binding effect of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]


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

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                        AMKOR TECHNOLOGY, INC.


Dated: December 22, 2005                By: /s/ James Kim
                                            ------------------------------------
                                            James Kim
                                            Chairman and Chief Executive Officer


Dated: December 22, 2005                /s/ John N. Boruch
                                        ----------------------------------------
                                        John N. Boruch

                                   EXHIBIT A

                             AMKOR TECHNOLOGY, INC.

GRANT DATE           TYPE             NUMBER OF SHARES
----------           ----             ----------------
  5/1/1998   Incentive Stock Option          36,360
 11/9/1998   Incentive Stock Option          10,308
 11/9/1998        Non-Qualified              37,427
  5/7/1999        Non-Qualified             100,000
 6/16/2003        Non-Qualified               7,692
 6/16/2003        Non-Qualified             350,000
 6/16/2003        Non-Qualified             144,337
 6/16/2003        Non-Qualified               6,724
 6/16/2003        Non-Qualified               5,663
 6/16/2003        Non-Qualified             217,308
 6/16/2003        Non-Qualified             168,276
 6/26/2003        Non-Qualified             225,000
11/12/2004        Non-Qualified              60,000
                                          ---------
                                          1,369,095


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